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                                                          Exhibit (h)(3)(vii)

                                 SIXTH AMENDMENT

         Amendment AGREEMENT, effective as of February 21, 2002, by and between E*TRADE FUNDS, a business trust organized under the laws of the state of Delaware (the "Fund"), E*TRADE ASSET MANAGEMENT, INC. ("Management") and Investors Bank & Trust Company, a Massachusetts trust company ("Investors Bank").

         WHEREAS the Fund, Management and Investors Bank entered into a Sub-Administration Agreement dated February 15, 1999, as amended from time to time (the "Sub-Administration Agreement"); and

         WHEREAS, the Fund, Management and Investors Bank desire to amend the Sub-Administration Agreement as set forth below.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.       Amendments.
         ----------

         (a) Section 3 of the Administration Agreement is hereby amended by deleting the last sentence of the first paragraph thereof.

         (b) Section 5 of the Administration Agreement is hereby amended by deleting paragraph 5(a) thereof in its entirety and inserting in lieu thereof the following:

         "(a) For the services to be rendered and the facilities to be furnished by the Bank, as provided for in this Agreement, the Administrator will compensate the Bank as shall be agreed upon in writing by the parties from time to time; provided, however, that the fees with respect to each Portfolio will be payable only out of the assets of that Portfolio. The Administrator will also pay or reimburse the Bank from time to time for all necessary proper disbursements, expenses and charges made or incurred by the Bank in the performance of this Agreement (including any duties listed on any Schedule hereto, if any) including any indemnities for any loss, liabilities or expense to the Bank as provided herein."

         (c) Appendix B to the Agreement is deleted in its entirety and reserved.

         (d) Appendix C to the Administration Agreement is hereby amended by deleting such Appendix C in its entirety and inserting in lieu thereof Appendix C in the form attached as Exhibit I.

2.       Miscellaneous.
         -------------

         (a) Except as amended hereby, the Sub-Administration Agreement shall remain in full force and effect.

         (b) This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  [Remainder of Page Intentionally Left Blank]

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         IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.


                                           INVESTORS BANK & TRUST COMPANY


                                           By: /s/Andrew Nesvet

                                           Name:  Andrew Nesvet

                                           Title:  Managing Director


                                           E*TRADE FUNDS


                                           By:  /s/Elizabeth Gottfried

                                           Name:  Elizabeth Gottfried

                                           Title:  Vice President and Treasurer


                                           E*TRADE ASSET MANAGEMENT, INC.


                                           By:  /s/Liat Rorer

                                           Name:  Liat Rorer

                                           Title:  Vice President and Director